                                                                    Exhibit 12.1
                        SUPERVALU INC. and Subsidiaries
                      Ratio of Earnings to Fixed Charges
                      For Fiscal Quarters and Years Ended


(in thousands, except ratios)            2nd Qtr 2000  2nd Qtr 2000*  2nd Qtr 1999    1999        1998         1998*        1997
                                         ------------  -------------  ------------  ---------   ---------   ----------   ---------
Earnings before income taxes                 $227,397       $167,331      $153,009   $316,261    $384,780     $294,746    $280,512

Less undistributed earnings of less than
  fifty percent owned affiliates               (3,323)        (3,323)       (3,245)    (5,943)     (7,388)      (7,388)    (15,813)
                                         ------------  -------------  ------------  ---------   ---------   ----------   ---------

Earnings before income taxes                  224,074        164,008       149,764    310,318     377,392      287,358     264,699

Interest expense                               63,009         63,009        65,596    124,111     133,619      133,619     136,831


Interest on operating leases                    8,448          8,448         8,815     18,574      18,010       18,010      16,950
                                         ------------  -------------  ------------  ---------   ---------   ----------   ---------
                                             $295,531       $235,465       224,175   $453,003    $529,021     $438,987    $418,480
                                         ============  =============  ============  =========   =========   ==========   =========
Total fixed charges                            71,457         71,457        74,411    142,685     151,629      151,629     153,781
                                         ============  =============  ============  =========   =========   ==========   =========
Ratio of earnings to fixed charges               4.14           3.30          3.01       3.17        3.49         2.90        2.72
                                         ============  =============  ============  =========   =========   ==========   =========


(in thousands, except ratios)                1996           1995         1995*
                                         ------------  -------------   ---------
Earnings before income taxes                 $267,692        $15,925    $260,025

Less undistributed earnings of less than
  fifty percent owned affiliates              (11,136)       (10,902)    (10,902)
                                         ------------  -------------   ---------
Earnings before income taxes                  256,556          5,023     249,123

Interest expense                              140,150        135,383     135,383

Interest on operating leases                   17,059         18,204      18,204
                                         ------------  -------------   ---------
                                             $413,765       $158,610    $402,710
                                         ============  =============   =========
Total fixed charges                           157,209        153,587     153,587
                                         ============  =============   =========
Ratio of earnings to fixed charges               2.63           1.03        2.62
                                         ============  =============   =========


*excludes one-time items:
 FY 2000 excludes gain on sale of Hazelwood of $163,700 and restructuring charges of $103,600
 FY 1998 excludes gain on sale of Shopko of $90,034
 FY 1995 excludes restructuring and other charges of $244,100